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Exhibit 99.1

      THE HOLT GROUP CONTINUES DEBT RESTRUCTURING INITIATIVE BY ELECTING TO
                DEFER INTEREST PAYMENT ON SENIOR UNSECURED NOTES.

GLOUCESTER, January 16 - The Holt Group, Inc. today announced that it has entered into discussions with its bondholders to significantly reduce the Company's debt position. As part of this process the Company has elected to defer the January 15, 2001 interest payment due on its $140 million 9.75% Senior Unsecured Notes due 2006. This action on the part of the Holt Group is consistent with the Holt Group's previously stated intention of implementing a consensual restructuring of its debt, which will enhance the Company's shipping, warehousing, and stevedoring operations and improve its overall profitability.

The Company said that it is taking advantage of the grace period permitted under the indenture. During this time, the Company will continue negotiations regarding its financial restructuring with the steering committee of the bondholders representing a majority of the principal amount due under the of the Senior Unsecured Notes.

"The Holt Group continues to work with its advisors to explore all available alternatives with respect to the financial restructuring of the Company," said Chief Financial Officer William J. Streich. Mr. Streich added, "We are very pleased with the current status of the discussions with the bondholders, as everyone has demonstrated a desire for a quick resolution of this financial restructuring effort. We are optimistic that the Company and the steering committee will be able to agree in the near-term on a consensual transaction that will provide the basis for an appropriate capital structure for the Holt Group to enhance the long-term value of our Company and its operations."

Tom Holt, Jr., Chief Operating Officer of the Holt Group, said, "We appreciate the strong and continuing support of our employees, customers, vendors, bank lenders and all of our bondholders. We expect that at the end of this process, the Holt Group will remain the market leader in both the U.S. to Puerto Rico Jones Act container trade and the Delaware River and Jacksonville, Florida marine terminal and warehousing business."

The Holt Group, Inc., with annual sales in excess of $300 million, is a leading provider of integrated cargo transportation and B2B logistics management services in the contiguous United States. In addition, the Company offers a variety of cargo services, including stevedoring, warehousing and inland trucking at owned and leased marine terminal facilities in New Jersey, Pennsylvania, Delaware, Florida and Puerto Rico.

STATEMENTS CONTAINED IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS REGARDING THE COMPANY'S ABILITY TO RESTRUCTURE ITS DEBT, TO MEET ITS OBLIGATIONS UNDER THE SENIOR UNSECURED NOTES AND IMPROVE PROFITABILITY ARE FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY INVOLVE RISKS AND UNCERTAINTIES AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. NUMEROUS FACTORS EXIST WHICH IN SOME CASES HAVE AFFECTED, AND, IN THE FUTURE, COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THESE EXPECTATIONS, INCLUDING THE COMPANY'S INDEBTEDNESS AND RELATED DEBT SERVICE OBLIGATIONS, THE ABILITY TO OBTAIN CAPITAL TO FUND FUTURE OPERATIONS, COMPETITION AND OTHER TRANSACTIONS TO DELEVERAGE ITS BALANCE SHEET.